Exhibit 3.119

A0658114

ENDORSED - FILED
AMENDED AND RESTATED	in the office of the Secretary of State
ARTICLES OF INCORPORATION	of the State of California
MAR 15 2007
OF

FAST CASH, INC.

The undersigned certify that:

1.                                 Richard Lake and Lance Solomon are the president and the secretary, respectively, of Fast Cash, Inc., a California corporation.

2.                                 The Articles of Incorporation of this corporation are amended and restated to read as follows:

ARTICLE I

The name of the corporation (the “Corporation”) is Fast Cash, Inc.

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

The Corporation is authorized to issue only one class of shares of stock, consisting of Common Stock, without par value, and the total number of shares which the Corporation is authorized to issue is one hundred thousand (100,000).

3.                                 The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the board of directors.

4.                                 The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 82,400. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more then 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: March 15, 2007
/s/ Richard Lake
Richard Lake, President

/s/ Lance Solomon
Lance Solomon, Secretary

(Fast Cash, Inc. - A&R Articles of Incorporation